July 29, 2026 Constellium Reports Strong Second Quarter and First Half 2026 Results, including Record Segment Adjusted EBITDA; Raises Full Year 2026 Guidance Paris - Constellium SE (NYSE: CSTM) ("Constellium" or the "Company") today reported results for the second quarter and the first half ended June 30, 2026. Second quarter 2026 highlights: • Shipments of 381 thousand metric tons, down 1% compared to Q2 2025 • Revenue of $2.7 billion, up 31% compared to Q2 2025 • Net income of $148 million compared to net income of $36 million in Q2 2025 • Adjusted EBITDA of $439 million > Includes positive non-cash metal price lag impact of $129 million • Segment Adjusted EBITDA of $135 million at A&T, $165 million at P&ARP and $26 million at AS&I, partially offset by corporate costs of $(16) million, together representing a new quarterly record for the Company • Cash from Operations of $161 million and Free Cash Flow of $90 million • Repurchased 623 thousand of the Company’s ordinary shares for $20 million • In July, completed a $100 million partial redemption of the 5.625% Senior Notes due June 2028 First half 2026 highlights: • Shipments of 751 thousand metric tons, down 1% compared to H1 2025 • Revenue of $5.2 billion, up 28% compared to H1 2025 • Net income of $344 million compared to net income of $74 million in H1 2025 • Adjusted EBITDA of $798 million > Includes positive non-cash metal price lag impact of $226 million • Segment Adjusted EBITDA of $238 million at A&T, $317 million at P&ARP and $49 million at AS&I, partially offset by corporate costs of $(32) million, together representing a record half for the Company • Cash from Operations of $234 million and Free Cash Flow of $95 million • Repurchased 1.8 million of the Company’s ordinary shares for $48 million • Leverage of 1.8x at June 30, 2026 Media Contacts Investor Relations Communications Jason Hershiser Delphine Dahan-Kocher Phone: +1 443 988-0600 Phone: +1 443 420 7860 investor-relations@constellium.com delphine.dahan-kocher@constellium.com 1

“Constellium delivered a new record quarterly Adjusted EBITDA in the second quarter despite uncertainties on the macroeconomic and geopolitical fronts,” said Ingrid Joerg, Constellium’s Chief Executive Officer. “We achieved stronger financial performance across all of our operating segments again this quarter, including record quarterly Segment Adjusted EBITDA at our A&T and P&ARP segments. During the quarter, we benefited from strong operational focus, cost control and improved market dynamics, including an improved aerospace and transportation, industry and defense (TID) environment, supply shortages of automotive rolled products in North America, and strong recycling performance in both North America and Europe. We generated Free Cash Flow of $90 million in the second quarter, and during the quarter we returned $20 million to shareholders through the repurchase of 623 thousand ordinary shares. We ended the quarter with leverage at 1.8x, within our target leverage range of 1.5x to 2.5x. In July, we completed a $100 million partial redemption of the 5.625% Senior Notes due June 2028.” Ms. Joerg continued, "Even though the current landscape remains volatile, we have a strong track record of navigating and executing in any environment. Based on our current outlook, we are raising our guidance for 2026 and now expect Adjusted EBITDA in the range of $980 million to $1.020 billion, excluding the non-cash impact of metal price lag, and Free Cash Flow in excess of $300 million. With this revised guidance, we now expect to achieve our 2028 targets1 two years ahead of schedule. Looking ahead, we like our end market position and we are optimistic about our prospects which include harvesting the benefits from our previously announced return-seeking investments and capturing future market opportunities. Our focus remains on executing our strategy, driving operational performance, controlling cost, maintaining commercial and capital discipline, generating Free Cash Flow and increasing shareholder value.” 2 1 Adjusted EBITDA of $900 million, excluding the non-cash impact of metal price lag, and Free Cash Flow of $300 million, by 2028.

Group Summary

	Q2 2026	Q2 2025	Var.	YTD 2026	YTD 2025	Var.
Shipments (k metric tons)	381	384	(1)%	751	756	(1)%
Revenue ($ millions)	2,748	2,103	31%	5,209	4,082	28%
Net income ($ millions)	148	36	311%	344	74	365%
Adjusted EBITDA ($ millions)	439	146	201%	798	332	140%
Metal price lag (non-cash) ($ millions)	129	(19)	n.m.	226	20	n.m.

The difference between the sum of reported segment revenue and total group revenue includes revenue from certain non-core activities and inter-segment eliminations. The difference between the sum of reported Segment Adjusted EBITDA and the Group Adjusted EBITDA is related to Holdings and Corporate and the non-cash impact of metal price lag.

For the second quarter of 2026, the Company had shipments of 381 thousand metric tons, a decrease of 1% compared to the second quarter of 2025 due to lower shipments in the P&ARP segment, partially offset by higher shipments in the A&T segment. Revenue was $2.7 billion, an increase of 31% compared to the second quarter of 2025 due to higher revenue per ton, including higher metal prices, partially offset by lower shipments. Net income of $148 million reflected an increase of $112 million compared to net income of $36 million in the second quarter of 2025. Adjusted EBITDA was $439 million, an increase of $293 million compared to Adjusted EBITDA of $146 million in the second quarter of 2025 due to stronger results in each of our operating segments, a favorable change in the non-cash metal price lag impact, and favorable foreign exchange translation, partially offset by higher corporate costs.

For the first half of 2026, the Company had shipments of 751 thousand metric tons, a decrease of 1% compared to the first half of 2025 due to lower shipments in the P&ARP and AS&I segments, partially offset by higher shipments in the A&T segment. Revenue was $5.2 billion, an increase of 28% compared to the first half of 2025 due to higher revenue per ton, including higher metal prices, partially offset by lower shipments. Net income of $344 million reflected an increase of $270 million compared to net income of $74 million in the first half of 2025. Adjusted EBITDA was $798 million, an increase of $466 million compared to the first half of 2025 due to stronger results in each of our operating segments, a favorable change in the non-cash metal price lag impact, and favorable foreign exchange translation, partially offset by higher corporate costs.

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Results by Segment

Aerospace & Transportation (A&T)

	Q2 2026	Q2 2025	Var.	YTD 2026	YTD 2025	Var.
Shipments (k metric tons)	65	53	21%	125	104	20%
Revenue ($ millions)	680	492	38%	1,289	960	34%
Segment Adjusted EBITDA ($ millions)	135	84	61%	238	165	44%
Segment Adjusted EBITDA per metric ton ($)	2,083	1,572	32%	1,902	1,579	20%

For the second quarter of 2026, Segment Adjusted EBITDA was $135 million, an increase of 61% compared to the second quarter of 2025 primarily due to higher shipments, favorable price and mix, and favorable foreign exchange translation, partially offset by higher operating costs given higher activity levels. Shipments of 65 thousand metric tons reflected an increase of 21% compared to the second quarter of 2025 due to higher shipments of aerospace and TID rolled products, which benefited from an improved market environment. TID also benefited from supply shortages of automotive rolled products in North America. Revenue was $680 million, an increase of 38% compared to the second quarter of 2025 due to higher shipments and higher revenue per ton, including higher metal prices.

For the first half of 2026, Segment Adjusted EBITDA was $238 million, an increase of 44% compared to the first half of 2025 primarily due to higher shipments, favorable price and mix, and favorable foreign exchange translation, partially offset by higher operating costs given higher activity levels. Shipments of 125 thousand metric tons reflected an increase of 20% compared to the first half of 2025 due to higher shipments of aerospace and TID rolled products, which benefited from an improved market environment. TID also benefited from supply shortages of automotive rolled products in North America. Revenue was $1.3 billion, an increase of 34% compared to the first half of 2025 due to higher shipments and higher revenue per ton, including higher metal prices.

Packaging & Automotive Rolled Products (P&ARP)

	Q2 2026	Q2 2025	Var.	YTD 2026	YTD 2025	Var.
Shipments (k metric tons)	266	276	(4)%	527	545	(3)%
Revenue ($ millions)	1,680	1,235	36%	3,157	2,422	30%
Segment Adjusted EBITDA ($ millions)	165	74	123%	317	135	135%
Segment Adjusted EBITDA per metric ton ($)	621	268	131%	601	248	143%

For the second quarter of 2026, Segment Adjusted EBITDA was $165 million, an increase of 123% compared to the second quarter of 2025 primarily due to favorable price and mix,

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favorable metal costs at Muscle Shoals and Neuf-Brisach, and favorable foreign exchange translation, partially offset by lower shipments. Shipments of 266 thousand metric tons reflected a decrease of 4% compared to the second quarter of 2025 mainly due to lower shipments of packaging rolled products, partially offset by higher shipments of automotive rolled products, which benefited from supply shortages in North America. Revenue was $1.7 billion, an increase of 36% compared to the second quarter of 2025 due to higher revenue per ton, including higher metal prices, partially offset by lower shipments.

For the first half of 2026, Segment Adjusted EBITDA was $317 million, an increase of 135% compared to the first half of 2025 primarily due to favorable price and mix, favorable metal costs at Muscle Shoals and Neuf-Brisach, and favorable foreign exchange translation, partially offset by lower shipments. Shipments of 527 thousand metric tons reflected a decrease of 3% compared to the first half of 2025 mainly due to lower shipments of packaging rolled products, partially offset by higher shipments of automotive rolled products, which benefited from supply shortages in North America. Revenue was $3.2 billion, an increase of 30% compared to the first half of 2025 due to higher revenue per ton, including higher metal prices, partially offset by lower shipments.

Automotive Structures & Industry (AS&I)

	Q2 2026	Q2 2025	Var.	YTD 2026	YTD 2025	Var.
Shipments (k metric tons)	55	55	0%	105	107	(2)%
Revenue ($ millions)	458	421	9%	873	802	9%
Segment Adjusted EBITDA ($ millions)	26	18	44%	49	34	44%
Segment Adjusted EBITDA per metric ton ($)	477	329	45%	467	317	47%

For the second quarter of 2026, Segment Adjusted EBITDA was $26 million, an increase of 44% compared to the second quarter of 2025 primarily due to lower operating costs and favorable foreign exchange translation, partially offset by unfavorable price and mix. Shipments of 55 thousand metric tons were flat compared to the second quarter of 2025 due to stable shipments of both automotive and other extruded products. Revenue was $458 million, an increase of 9% compared to the second quarter of 2025 due to higher revenue per ton, including higher metal prices.

For the first half of 2026, Segment Adjusted EBITDA was $49 million, an increase of 44% compared to the first half of 2025 primarily due to lower operating costs and favorable foreign exchange translation, partially offset by lower shipments and unfavorable price and mix. Shipments of 105 thousand metric tons reflected a decrease of 2% compared to the first half of 2025 mainly due to lower shipments of automotive and other extruded products. Revenue was $873 million, an increase of 9% compared to the first half of 2025 primarily due to higher revenue per ton, including higher metal prices, partially offset by lower shipments.

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The following table reconciles the total of our segments' measures of profitability to the group's net income:

	Three months ended June 30,		Six months ended June 30,	
(in millions of U.S. dollars)	**2026**	**2025**	**2026**	**2025**
A&T	135	84	238	165
P&ARP	165	74	317	135
AS&I	26	18	49	34
Holdings and Corporate[(1)]	(16)	(12)	(32)	(23)
Segment Adjusted EBITDA	**310**	**165**	**572**	**312**
Metal price lag	129	(19)	226	20
Adjusted EBITDA	**439**	**146**	**798**	**332**
Other adjustments	(197)	(61)	(256)	(158)
Finance costs - net	(28)	(29)	(56)	(56)
Income before tax	**214**	**56**	**486**	**118**
Income tax expense	(66)	(20)	(142)	(44)
Net income	**148**	**36**	**344**	**74**

(1) Holdings and Corporate primarily reflects incidental revenues and unallocated corporate activities.

Reconciling items excluded from our Segment Adjusted EBITDA include the following:

Metal price lag

Metal price lag represents the financial impact of the timing difference between when aluminum prices included within Constellium's Revenue are established and when aluminum purchase prices included in Cost of sales are established, which is a non-cash financial impact. The calculation of metal price lag adjustment is based on a standardized methodology applied at each of Constellium's manufacturing sites. Metal price lag is calculated as the average value of product purchased in the period, approximated at the market price, less the value of product in inventory at the weighted average of metal purchased over time, multiplied by the quantity sold in the period.

For the second quarter of 2026 and the first half of both 2025 and 2026, metal price lag was positive, which reflects prices for primary aluminum increasing during the periods. For the second quarter of 2025, metal price lag was negative, which reflects negative metal price lag in Europe as regional premiums were decreasing, partially offset by positive metal price lag in North America as regional premiums were increasing.

Other adjustments are detailed in the Reconciliation of net income to Adjusted EBITDA Table on page 16.

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Net Income For the second quarter of 2026, net income of $148 million compares to net income of $36 million in the second quarter of the prior year. The increase in net income is primarily related to higher gross profit (revenue less cost of sales, excluding depreciation and amortization), partially offset by higher selling and administrative expenses, unfavorable changes in other gains and losses and higher income tax expense. For the first half of 2026, net income of $344 million compares to net income of $74 million in the first half of 2025. The increase in net income is primarily related to higher gross profit (revenue less cost of sales, excluding depreciation and amortization) and favorable changes in other gains and losses, partially offset by higher selling and administrative expenses and higher income tax expense. Cash Flow Cash flows from operating activities were $234 million for the first half of 2026 compared to cash flows from operating activities of $172 million in the first half of the prior year. Free Cash Flow was $95 million in the first half of 2026 compared to $38 million in the first half of the prior year. The increase in Free Cash Flow was primarily due to higher Segment Adjusted EBITDA, partially offset by an unfavorable change in working capital, higher capital expenditures and higher cash taxes. Cash flows used in investing activities were $137 million for the first half of 2026 compared to cash flows used in investing activities of $131 million in the first half of the prior year. Cash flows used in financing activities were $51 million for the first half of 2026 compared to cash flows used in financing activities of $62 million in the first half of prior year. During the first half of 2026, the Company repurchased 1.8 million ordinary shares of the Company for $48 million. During the first half of 2025, the Company repurchased 4.8 million ordinary shares of the Company for $50 million. Liquidity and Net Debt Liquidity at June 30, 2026 was $1,058 million, comprised of $163 million of cash and cash equivalents and $895 million available under our committed lending facilities and factoring arrangements. Total debt was $1,923 million at June 30, 2026, compared to $1,944 million at December 31, 2025. Net debt was $1,760 million at June 30, 2026, compared to $1,824 million at December 31, 2025. In July, the Company completed a $100 million partial redemption of the 5.625% Senior Notes due June 2028, leaving $225 million aggregate principal amount outstanding. 7

Outlook Based on our current outlook, we are raising our guidance for 2026 and now expect Adjusted EBITDA in the range of $980 million to $1.020 billion, excluding the non-cash impact of metal price lag, and Free Cash Flow in excess of $300 million. We are not able to provide a reconciliation of this Adjusted EBITDA guidance to net income, the comparable GAAP measure, because certain items that are excluded from Adjusted EBITDA cannot be reasonably predicted or are not in our control. In particular, we are unable to forecast the timing or magnitude of realized and unrealized gains and losses on derivative instruments, metal price lag, impairment or restructuring charges, or taxes without unreasonable efforts, and these items could significantly impact, either individually or in the aggregate, net income in the future. 8

Forward-looking statements Certain statements contained in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This press release contains “forward-looking statements” with respect to our business, results of operations and financial condition, including, among others, statements regarding anticipated macroeconomic, end- market and industry environments, our areas of execution focus, and earnings guidance. You can identify forward-looking statements because they contain words such as, but not limited to, “anticipates,” “approximately,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “likely,” “may,” “plans,” “should,” “targets,” “will,” “would,” and similar expressions (or the negative of these terminologies or expressions). All forward-looking statements involve risks and uncertainties and are based on underlying assumptions that may prove incorrect. Many risks and uncertainties are inherent in our industry and markets, while others are more specific to our business and operations. These risks and uncertainties include, but are not limited to: market competition; global or regional economic downturns or industry specific conditions, including the impacts of tax and tariff programs, inflation, foreign currency exchange, and industry consolidation; disruption to business operations; natural disasters including severe flooding and other weather-related events; geopolitical tensions and conflicts, including the ongoing conflict between Russia and Ukraine and the ongoing conflict involving the United States, Israel and Iran; the inability to meet customer demand and quality requirements; the loss of key customers, suppliers or other business relationships; supply disruptions; excessive inflation; the capacity and effectiveness of our hedging policy activities; the loss of key employees; levels of indebtedness which could limit our operating flexibility and opportunities; and other risk factors set forth under the heading “Risk Factors” in our Annual Report on Form 10-K, and as described from time to time in subsequent reports filed with the U.S. Securities and Exchange Commission. The occurrence of the events described and the achievement of the expected results depend on many events, some or all of which are not predictable or within our control. Consequently, actual results may differ materially from the forward-looking statements contained in this press release. We undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law. About Constellium Constellium (NYSE: CSTM) is a global sector leader that develops innovative, value-added aluminum products for a broad scope of markets and applications, including aerospace, packaging and automotive. Constellium generated $8.4 billion of revenue in 2025. Constellium’s earnings materials for the second quarter and the first half ended June 30, 2026 are also available on the company’s website (www.constellium.com). 9

Non-GAAP measures In addition to the results reported in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”), this press release includes information regarding certain financial measures which are not prepared in accordance with U.S. GAAP (“non-GAAP measures”). The non-GAAP measures used in this press release are: Adjusted EBITDA, Free Cash Flow and Net debt. Reconciliations to the most directly comparable U.S. GAAP financial measures are presented in the schedules to this press release. We believe these non-GAAP measures are important supplemental measures of our operating and financial performance. By providing these measures, together with the reconciliations, we believe we are enhancing investors’ understanding of our business, our results of operations and our financial position, as well as assisting investors in evaluating the extent to which we are executing our strategic initiatives. However, these non-GAAP financial measures supplement our U.S. GAAP disclosures and should not be considered an alternative to the U.S. GAAP measures and may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is not a presentation made in accordance with U.S. GAAP, is not a measure of financial condition, liquidity or profitability and should not be considered as an alternative to profit or loss for the period, revenues or operating cash flows determined in accordance with U.S. GAAP. The most directly comparable U.S. GAAP measure to Adjusted EBITDA is our net income or loss for the relevant period. Adjusted EBITDA is defined as income / (loss) from continuing operations before income taxes, results from joint ventures, net finance costs, other expenses and depreciation and amortization as adjusted to exclude restructuring costs, impairment charges, unrealized gains or losses on derivatives and on foreign exchange differences on transactions which do not qualify for hedge accounting, share based compensation expense, non-operating gains / (losses) on pension and other post-employment benefits, factoring expenses, effects of certain purchase accounting adjustments, start-up and development costs or acquisition, integration and separation costs, certain incremental costs and other exceptional, unusual or generally non-recurring items. We believe Adjusted EBITDA is useful to investors as it illustrates the underlying performance of continuing operations by excluding certain non-recurring and non-operating items. We believe that Adjusted EBITDA is frequently used by securities analysts, investors and other stakeholders in their evaluation of the Company’s performance. Free Cash Flow is defined as net cash flow from operating activities, less capital expenditures, net of property, plant and equipment inflows. Management believes that Free Cash Flow is a useful measure of the net cash flow generated or used by the business as it takes into account both the cash generated or consumed by operating activities, including working capital, and the capital expenditure requirements of the business. However, Free Cash Flow is not a presentation made in accordance with U.S. GAAP and should not be considered as an alternative to operating cash flows determined in accordance with U.S. GAAP. Free Cash Flow has certain inherent limitations, including the fact that it does not represent residual cash flows available for discretionary spending, notably because it does not reflect principal repayments required in connection with our debt or capital lease obligations. 10

Net debt is defined as debt plus or minus the fair value of cross currency basis swaps net of margin calls less cash and cash equivalents and cash pledged for the issuance of guarantees. Management believes that Net debt is a useful measure of indebtedness because it takes into account the cash and cash equivalent balances held by the Company as well as the total external debt of the Company. Net debt is not a presentation made in accordance with U.S. GAAP and should not be considered as an alternative to debt determined in accordance with U.S. GAAP. Leverage is defined as Net debt divided by last twelve months Segment Adjusted EBITDA, which excludes the non-cash impact of metal price lag. 11

CONSOLIDATED INCOME STATEMENT (unaudited) Three months ended June 30, Six months ended June 30, (in millions of U.S. dollars) 2026 2025 2026 2025 Revenue 2,748 2,103 5,209 4,082 Cost of sales (excluding depreciation and amortization) (2,268) (1,840) (4,309) (3,556) Depreciation and amortization (84) (82) (167) (160) Selling and administrative expenses (101) (88) (198) (166) Research and development expenses (14) (12) (27) (25) Other gains and losses – net (39) 4 34 (1) Finance costs – net (28) (29) (56) (56) Income before tax 214 56 486 118 Income tax expense (66) (20) (142) (44) Net income 148 36 344 74 Attributable to: Equity holders of Constellium SE 146 36 345 73 Non-controlling interests 2 — (1) 1 Net income 148 36 344 74 Earnings per share attributable to the equity holders of Constellium SE (in dollars) Basic 1.07 0.25 2.54 0.51 Diluted 1.04 0.25 2.46 0.51 Weighted average number of shares (in thousands) Basic 135,866 140,821 135,633 141,665 Diluted 140,154 142,244 140,122 143,174 12

CONSOLIDATED BALANCE SHEETS (unaudited) (in millions of U.S. dollars) except share data and as otherwise stated At June 30, 2026 At December 31, 2025 Assets Current assets Cash and cash equivalents 163 120 Trade receivables and other, net 1,167 723 Inventories 1,877 1,407 Fair value of derivative instruments and other financial assets 66 72 Total current assets 3,273 2,322 Non-current assets Property, plant and equipment, net 2,481 2,585 Goodwill 46 47 Intangible assets, net 82 88 Deferred tax assets 153 270 Trade receivables and other, net 33 31 Fair value of derivative instruments 2 11 Total non-current assets 2,797 3,032 Total assets 6,070 5,354 Liabilities Current liabilities Trade payables and other 2,104 1,674 Current portion of long-term debt 42 39 Fair value of derivative instruments 74 18 Income tax payable 24 18 Pension and other benefit obligations 23 24 Provisions 23 25 Total current liabilities 2,290 1,798 Non-current liabilities Trade payables and other 162 163 Long-term debt 1,881 1,905 Fair value of derivative instruments 4 3 Pension and other benefit obligations 327 338 Provisions 92 106 Deferred tax liabilities 60 70 Total non-current liabilities 2,526 2,585 Total liabilities 4,816 4,383 Commitments and contingencies Shareholders' equity Ordinary shares, par value €0.02, 146,819,884 shares issued at June 30, 2026 and at December 31, 2025; 135,527,728 and 135,424,702 shares outstanding at June 30, 2026 and at December 31, 2025, respectively 4 4 Additional paid in capital 712 693 Accumulated other comprehensive income 34 54 Retained earnings 673 354 Treasury shares 11,292,156 at June 30, 2026 and 11,395,182 at December 31, 2025 (177) (153) Equity attributable to equity holders of Constellium SE 1,246 952 Non-controlling interests 8 19 Total equity 1,254 971 Total equity and liabilities 6,070 5,354 13

CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited) Three months ended June 30, Six months ended June 30, (in millions of U.S. dollars) 2026 2025 2026 2025 Net income 148 36 344 74 Adjustments Depreciation and amortization 84 82 167 160 Impairment of assets (1) — 3 — Pension and other long-term benefits 5 2 7 4 Finance costs - net 28 29 56 56 Income tax expense 66 20 142 44 Unrealized losses / (gains) on derivatives - net and from remeasurement of monetary assets and liabilities - net 102 (35) 59 (24) Losses on disposal 1 1 1 1 Other - net 14 11 32 22 Changes in working capital Inventories (216) 4 (495) (65) Trade receivables (169) 12 (418) (261) Trade payables 154 (38) 480 241 Other 12 23 (24) 5 Change in provisions (15) (1) (13) (2) Pension and other long-term benefits paid (11) (12) (25) (25) Interest paid (21) (24) (50) (53) Income tax paid (20) 4 (32) (5) Net cash flows from operating activities 161 114 234 172 Purchases of property, plant and equipment (77) (77) (149) (146) Property, plant and equipment inflows 6 4 10 12 Collection of deferred purchase price receivable — — — 2 Acquisition of subsidiaries net of cash acquired — — — — Proceeds from disposals, net of cash 2 — 2 — Other investing activities — 1 — 1 Net cash flows used in investing activities (69) (72) (137) (131) Repurchase of ordinary shares (20) (35) (48) (50) Proceeds from issuance of long-term debt — — — — Repayments of long-term debt (1) (2) (2) (3) Net change in revolving credit facilities and short-term debt (46) 23 4 28 Finance lease repayments (2) (1) (4) (3) Payment of financing costs and redemption fees — — — — Transactions with non-controlling interests (2) (2) (6) (4) Other financing activities — (19) 5 (30) Net cash flows used in financing activities (71) (36) (51) (62) Net increase / (decrease) in cash and cash equivalents 21 6 46 (21) Cash and cash equivalents - beginning of the period 143 118 120 141 Net increase / (decrease) in cash and cash equivalents 21 6 46 (21) Effect of exchange rate changes on cash and cash equivalents (1) 9 (3) 13 Cash and cash equivalents - end of period 163 133 163 133 14

SEGMENT ADJUSTED EBITDA

	Three months ended June 30,		Six months ended June 30,	
(in millions of U.S. dollars)	2026	2025	2026	2025
A&T	135	84	238	165
P&ARP	165	74	317	135
AS&I	26	18	49	34

SHIPMENTS AND REVENUE BY PRODUCT LINE

	Three months ended June 30,		Six months ended June 30,	
(in k metric tons)	2026	2025	2026	2025
Aerospace rolled products	25	22	52	46
Transportation, industry, defense and other rolled products	39	31	73	59
Packaging rolled products	193	213	383	417
Automotive rolled products	68	59	135	119
Specialty and other thin-rolled products	5	6	9	10
Automotive extruded products	29	29	59	60
Other extruded products	25	25	46	47
Other and inter-segment eliminations	(4)	—	(6)	—
Total shipments	**381**	**384**	**751**	**756**

	Three months ended June 30,		Six months ended June 30,	
(in millions of U.S. dollars)	2026	2025	2026	2025
Aerospace rolled products	350	267	679	534
Transportation, industry, defense and other rolled products	330	226	610	427
Packaging rolled products	1,188	912	2,235	1,780
Automotive rolled products	458	295	861	586
Specialty and other thin-rolled products	33	27	62	55
Automotive extruded products	266	249	528	483
Other extruded products	192	173	345	320
Other and inter-segment eliminations	(70)	(45)	(110)	(102)
Total Revenue by product line	**2,748**	**2,103**	**5,209**	**4,082**

Amounts may not sum due to rounding.

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NON-GAAP MEASURES

Reconciliation of net income to Adjusted EBITDA (a non-GAAP measure)

(in millions of U.S. dollars)	Three months ended June 30, 2026	Three months ended June 30, 2025	Six months ended June 30, 2026	Six months ended June 30, 2025
Net income	**148**	**36**	**344**	**74**
Income tax expense	66	20	142	44
Income before tax	**214**	**56**	**486**	**118**
Finance costs – net	28	29	56	56
Expenses on factoring arrangements	5	6	9	11
Depreciation and amortization	84	82	167	160
Impairment of assets	(1)	—	3	—
Restructuring costs	2	1	5	2
Unrealized losses / (gains) on derivatives	102	(33)	60	(21)
Unrealized exchange gains from the remeasurement of monetary assets and liabilities – net	—	(1)	(1)	—
Pension and other post-employment benefits - non-operating gains	(4)	(4)	(7)	(7)
Share based compensation	8	7	19	13
Losses on disposal	1	1	1	1
Other (A)	—	2	—	(1)
Adjusted EBITDA[1]	**439**	**146**	**798**	**332**
of which Metal price lag (B)	*129*	*(19)*	*226*	*20*

[1]Adjusted EBITDA includes the non-cash impact of metal price lag.

(A) For the three months ended June 30, 2025, Other mainly includes $2 million of clean-up costs related to the flooding of our facilities in Valais (Switzerland). For the six months ended June 30, 2025, Other mainly includes $9 million of insurance proceeds and $7 million of clean-up costs related to the flooding of our facilities in Valais (Switzerland).

(B) Metal price lag represents the financial impact of the timing difference between when aluminum prices included within Constellium's Revenue are established and when aluminum purchase prices included in Cost of sales are established, which is a non-cash financial impact. The calculation of metal price lag adjustment is based on a standardized methodology applied at each of Constellium's manufacturing sites. Metal price lag is calculated as the average value of product purchased in the period, approximated at the market price, less the value of product in inventory at the weighted average of metal purchased over time, multiplied by the quantity sold in the period.

Constellium

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Reconciliation of net cash flows from operating activities to Free Cash Flow (a non-GAAP measure) Three months ended June 30, Six months ended June 30, (in millions of U.S. dollars) 2026 2025 2026 2025 Net cash flows from operating activities 161 114 234 172 Purchases of property, plant and equipment (77) (77) (149) (146) Property, plant and equipment inflows 6 4 10 12 Free Cash Flow 90 41 95 38 Reconciliation of Total debt to Net debt (a non-GAAP measure) (in millions of U.S. dollars) At June 30, 2026 At December 31, 2025 Debt 1,923 1,944 Fair value of cross currency basis swaps, net of margin calls — — Cash and cash equivalents (163) (120) Net debt 1,760 1,824 17